Exhibit 99

FOR IMMEDIATE RELEASE	Investor Contact:
Chris Gay 308-255-2905 Cabela’s Incorporated Media Contact: Joe Arterburn 308-255-1204 Cabela’s Incorporated

Cabela's Inc. Announces Retirement of Senior Vice President

SIDNEY, Neb. (March 20, 2008) - Cabela’s Incorporated (NYSE: CAB), the World’s Foremost Outfitter® of hunting, fishing and outdoor gear, today announced the retirement of Michael Callahan, Senior Vice President of Business Development and International Operations.

“Mike has had a very successful career at Cabela’s and will leave a positive mark on our Company’s history,” said Dennis Highby, Cabela's President and Chief Executive Officer.  “Mike was instrumental in our growth in retail and was personally responsible for leading the team that took our retail store count from nine to 26, as well as leading our expansion into Canada.”

“It has been a wonderful and rewarding 18 years,” Callahan said.  “I have had the good fortune to go places and do so many things I may not have had the chance to do otherwise.  In retirement, I will continue to work diligently and passionately to promote and support Cabela’s, as I always have.”

Callahan’s retirement is effective May 17, 2008, but he has agreed to remain as a consultant to assist with transition.

Callahan joined Cabela’s in 1990 and held numerous leadership positions in merchandising and marketing as well as serving as Senior Vice President of Retail Operations.

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is a leading specialty retailer, and the world’s largest direct marketer, of hunting, fishing, camping and related outdoor merchandise.  Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World’s Foremost Outfitter®.  Through Cabela’s growing number of retail stores and its well-established direct business, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service.  Cabela’s also issues the Cabela’s CLUB® Visa credit card, which serves as its primary customer loyalty rewards program.

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